EXHIBIT 10.13

TO FORM 10-KSB FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2007

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated the 10th day of August 2005 but effective as of the 10th day of August 2005 ("Effective Date").

BETWEEN:

> **DALECO RESOURCES CORPORATION**, a company incorporated in the State of Nevada, United States of America and having its principal place of business at 120 North Church Street, West Chester, Pennsylvania, 19380("Company")

- and -

> **STEPHAN V. BENEDIKTSON**, an individual having his principal place of business at San Miguel de Allende, Mexico ("Employee")

THIS AGREEMENT WITNESSETH that the Company and Employee wish to enter into an arrangement whereby the Employee shall perform certain services on the terms and conditions set forth in this Agreement.

IN CONSIDERATION OF THE MUTUAL COVENANTS contained in this Agreement, **THE PARTIES AGREE AS FOLLOWS:**

Employment

1. The Company agrees to employ the Employee and the Employee agrees to accept such engagement in accordance with the terms and conditions of this Agreement as of the Effective Date.

2. The Employee shall perform the services as the Chief Executive Officer of the Company.

Particulars of Services

3. During the term of this Agreement, the Employee shall perform the duties of the Chief Executive Officer of the Company and such other duties as are assigned to him from time to time by the Board of Directors of the Company.

4. It is understood between the parties that a reasonable amount of travel may be required of the Employee because of the nature of the Company's business.

5. The Employee may engage in any other business enterprise in which he is presently engaged as of the Effective Date (not directly or indirectly in competition with the Company), provided that such business enterprise does not materially interfere with the performance of the Employee's duties under this Agreement.

Term

6. This Agreement shall commence on the Effective Date and continue for a period of one (1) year, unless terminated as provided in this Agreement ("Initial Term"). This Agreement may be renewed for further consecutive one (1) year terms, by mutual agreement of the parties ("Subsequent Term").

Remuneration

7. Upon the execution of this Agreement and for a period of thirty (30) days thereafter, the Company shall grant to the Employee the right to acquire up to 1,000,000 shares of Common Stock of the Company ("Stock") at the "Equivalent Market Price" for the Effective Date. For the purposes of this Agreement, "Equivalent Market Price" shall mean a price equal to the average of the closing bid and ask price for the Stock for each of the five (5) trading days prior to the specifically referenced date or event. The Company agrees that, at the request of the Employee, it will lend Employee those funds necessary to acquire the Stock. Should the Employee elect to borrow funds from the Company to acquire the Stock, then the Employee shall be required to execute a note in favour of the Company evidencing the amount of the borrowing ("Note"). The Note shall be a Promissory Term Note with a term of five (5) years from the Effective Date and shall bear interest at the prime rate to move as established by PNC Bank, N. A. Philadelphia, Pennsylvania, from time to time. The Stock shall be pledged to the Company as the sole collateral for theNote. The Note will be a nonrecourse obligation of the Employee.

8. During the term of this Agreement, the Company shall pay to the Employee a salary of $10,000.00 per month, commencing on the month following the closing of the first financing, other than debt, placed by the Company during the term of this Agreement in an amount of One Million Dollars ($1,000,000) or more and exclusive of the Private Placement Offering being conducted by the Company as of the Effective Date. The salary may be paid to the Employee in Stock, by mutual agreement of the parties. The value of the Stock shall be the Equivalent Market Price for date on which each monthly payment becomes due. In the event of renewal(s) of this Agreement, the salary shall be increased as agreed between the parties.

9. The Company shall pay or reimburse the Employee for all reasonable actual out-of-pocket expenses incurred in the performance of his duties under this Agreement including, but not limited to, reasonable travel expenses to and from Employee's residence in San Miguel de Allende, Mexico or Calgary, Canada. The Company will also reimburse Employee for all reasonable living expenses of the Employee incurred in the performance of his duties while in the United States of America. All payments or reimbursements of expenses require appropriate vouchers, bills or receipts.

10. The Company shall reimburse Employee for all amounts due under paragraph 9 above within thirty (30) calendar days after receipt by the Company of a proper invoice.

11. The Company will provide the Employee, at the Company's office in West Chester, Pennsylvania, or such other location as mutually agreed upon by the parties, with

reasonable office space and such equipment and supplies as are reasonably necessary for the performance of his duties under this Agreement.

Additional Remuneration

12. The Employee shall be entitled to an additional bonus payable in accordance with the following:

(a) On August 9, 2006, the number of Common Shares of the Company issued and outstanding at that time, shall be multiplied by the highest average quarterly closing bid and ask price at which the shares traded over the prior year less the lowest closing price at which those shares traded over the thirty (30) calendar days immediately preceding the Effective Date. The bonus shall be arrived at by multiplying the resulting amount by 3%. If the calculation results in a bonus payable, such amount shall be placed in an escrow account (the "Escrow") for one (1) year. For the purpose of this Agreement, all references to "quarter" or "quarterly" shall mean each three (3) month period during the Company's fiscal year commencing October 1 and ending on September 30.

(b) At the end of each Subsequent Term, the calculation in paragraph 12(a) shall be repeated, except that the amount to be subtracted in each Subsequent Term shall be calculated using the lowest average quarterly closing bid and ask price at which the Stock traded over the previous four quarters. If the calculation in any Subsequent Term results in a bonus payable, such amount shall be added to the Escrow for a further one (1) year and the prior Escrow amount shall be paid to the Employee. If the calculation does not result in a bonus payable to the Employee in any year, the negative amount shall be subtracted from the Escrow and the remainder of the Escrow, if any, shall be paid to the Employee annually. The Escrow may not at any time be less than zero. (An illustration of the foregoing is set forth on Exhibit "A" hereto.)

(c) If this Agreement is not renewed beyond or is terminated during the Initial Term or a Subsequent Term, for any reason whatsoever, the Employee shall be entitled to immediate payment of the Escrow amount.

(d) The bonus may be paid by the grant of Stock by mutual consent of the parties with the price of the Stock to be calculated at the Equivalent Market Price as of the date of the scheduled release of funds from the Escrow, if any.

Project Exclusion

13. Prior to his employment by the Company, Employee has been actively engaged in the development of certain projects all as more fully described on Exhibit B hereto and incorporated herein for all purposes ("Employee Projects" or in the singular "Employee Project"). Employee's involvement in the Employee Projects is specifically authorised hereby and shall not be deemed a "usurpation of corporate opportunity." Should the Board of Directors elect to acquire or invest in any one or more of the Employee Projects, then the Employee shall be entitled to receive an amount equal to, independent from any other consideration to which he is entitled hereunder, 7% of 8/8ths, proportionately

reduced by the interest acquired by the Company should the Company acquire less than 100%, of the Company's investment in the Employee Project. The price of the Stock shall be the Equivalent Market Price for the closing date of the investment by the Company in an Employee Project.

Termination by the Company

14. The Company may terminate this Agreement either during the Initial Term or any Subsequent Term:

(a) At any time and for any reason upon six (6) months' written notice to the Employee or on payment to the Employee of six (6) months' fees.

(b) If the Employee becomes unable to perform the duties under this Agreement due to a physical, mental or other disability for a period of at least six (6) consecutive months, upon at least sixty (60) days' written notice to the Employee.

(c) On the death of the Employee.

Termination by the Employee

15. The Employee may terminate this Agreement either during the Initial Term or any Subsequent Term upon three (3) months' written notice to the Company. Upon receipt of such notice, the Company shall be required to pay any outstanding salary or other amounts earned under any bonus or incentive plan through the effective date of the termination.

Confidentiality and Company Property

16. The Employee recognises and understands that in performing his duties and responsibilities, he will acquire a wide knowledge of all aspects of the business carried on by the Company, and the manner in which such business is conducted. It is expressly agreed between the parties that such knowledge and experience shall be used solely and exclusively in furtherance of the business interests of the Company and not in any manner detrimental to them.

17. The Employee recognises that he will acquire knowledge with respect to a wide variety of confidential and other non-public information concerning the business of the Company. The Employee agrees that he will not, during or after the termination of this Agreement for any reason, disclose any such confidential or non-public information to any authorized persons except with the written consent of the Company.

18. The Employee agrees that all equipment, files, client lists, written correspondence, communications and other materials or property pertaining to the business of the Company, shall remain the exclusive property of the Company. Following termination of this Agreement, the Employee agrees that he shall immediately return all such property to the Company.

Medical

19. The Employee shall be covered by the Company's medical insurance policy in existence from time to time.

Vacation

20. The Employee shall be entitled to up to four weeks paid vacation per year.

Warranties and Indemnification by the Company

21. The Company warrants and represents to the Employee that:

(a) The Company shall indemnify and save the Employee harmless from any and all claims incurred or made against the Employee arising directly or indirectly from any negligent or wrongful acts or omissions by the Company. The Company shall use its best efforts to obtain insurance of the kind and amount reasonably necessary to provide adequate protection to the Employee.

(b) The Company shall provide to the Employee any assistance or access to information and facilities reasonably required by the Employee to perform his obligations under this Agreement.

(c) The Company shall provide Employee reasonable assistance in his compliance with the legal requirements existing from time to time so as to allow Employee to perform his duties as the Company's Chief Executive Officer.

(d) After full disclosure to the Company and its Board of Directors, the Company agrees that participation by the Employee in any business in which the Company chooses to invest during the term of this Agreement does not constitute a conflict of interest on the part of the Employee for so long and only for so long as the investment by the Employee does not deprive the Company of making its investment. The Company further agrees that should the Company elect, after full disclosure by the Employee, not to invest in a business or venture, then the Employee shall be entitled to invest in such business or venture on his own. The provisions of this Paragraph are separate and distinct from the provisions hereof dealing with the Employee Projects.

Warranties and Indemnification by the Employee

22. The Employee warrants and represents to the Company that:

(a) The Employee has the necessary knowledge, experience and skills to perform the services;

(b) The services will be performed in a competent and professional manner;

(c) The Employee shall observe and comply with all applicable laws, including all legal requirements, to permit the Employee to perform the services in the United States of America.

(d) The performance of this Agreement shall not breach any other Agreement entered into by the Employee.

(e) The Employee has not brought to the Company nor will he use in the performance of the services any confidential materials or documents from any former employer or any other third party, unless the Employee has received prior written authorization to do so from the owner of such confidential materials or documents.

Assignment

23. This Agreement is personal in nature and may not be assigned, delegated, or subcontracted without the express written consent of the Board of Directors of the Company.

24. This Agreement shall be binding upon the parties and their respective successors and permitted assigns.

Miscellaneous

25. If any one or more provisions of this Agreement shall in any way be held to be invalid, illegal or unenforceable in any respect, any such provision shall be severable from this Agreement, and the Agreement shall be construed as if such provision had never been contained in the Agreement.

26. This Agreement constitutes the entire Agreement between the parties and supersedes all previous dealings, understandings and expectations of the parties. No amendment, modification or purported alteration of this Agreement shall be binding upon a party unless in writing signed by that party.

27. Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement shall do so.

28. This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws provisions. The Courts of the Commonwealth of Pennsylvania shall have the non-exclusive jurisdiction to hear any matter arising in connection with this Agreement.

29. This Agreement is the product of negotiation with each party having been represented by counsel. Neither party shall be deemed the "drafter" of this Agreement.

30. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

THE PARTIES executed this Agreement on the date set forth above but as of the Effective Date. Each party represents and warrants that its respective signatory is duly authorized to execute this Agreement on its behalf.

DALECO RESOURCES CORPORATION

By: ____________________

Name: Dov Amir

Title: Chairman of the Board of Directors

STEPHAN V. BENEDIKTSON

By: ____________________

Title: Employee

08/01/2005 09:33 FAX 310 282 8809 DALECO RESOURCES CORP. 008

EMPLOYMENT AGREEMENT
Nathan K. Trynin

Exhibit "A"

Bonus Calculation Illustration
(Assumed Numbers and Values Only)

Initial Year

(1)	Number of shares outstanding beginning initial calculation period:		31,000,000
(2)	Number of shares oustanding end initial calculation period:		33,000,000
(3)	Lowest closing bid-ask mean price for preceeding 30 day period ("Base Share Price)		$ 0.35
(4)	Highest closing bid-ask mean price during each fiscal quarter		

	Fiscal Quarters	Price
a)	7/1/05-9/30/05	$ 0.42
b)	10/1/05-12/31/05	$ 0.45
c)	1/31/06-3/31/06	$ 0.42
d)	4/1/06-6/30/06	$ 0.55
	Avg for four (4) quarter	$ 0.46

(5)	(1) X (3)	$ 10,850,000	
(6)	(2) X (4)	$ 15,180,000	
(7)	Indicated Bonus Percentage		3.00%
(8)	[(6) - (5)] X (7) (Calculated amount to be placed in escrow)		$ 129,900

Subsequent Year(s)

(9)	Number of shares oustanding end second calculation period:		35,000,000
(10)	Highest closing bid-ask mean price during each fiscal quarter		

	Fiscal Quarters	Price
a)	7/1/06-9/30/06	$ 0.41
b)	10/1/06-12/31/06	$ 0.38
c)	1/31/07-3/31/07	$ 0.40
d)	4/1/07-6/30/07	$ 0.45
	Avg for four (4) quarter	$ 0.41

(11)	(9) X (10)	$ 14,350,000	
(12)	(11) - (6)	$ (830,000)	
(13)	(12) X (7) (Calculated amount to be placed in escrow in second year)		$ (24,900)
(14)	(8) + (13) (Amount to be distributed as Bonus)		$ 105,000
(15)	Residual Bonus Escrow Amount		$ -

NKT
DA

Note: Since the escrow is $0.00, no Bonus will be payable at the end of the subsequent year but a new ending balance can accumulate

Alternative Example Of Subsequent Year Calculations

(9')	Number of shares outstanding end second calculation period:		35,000,000
(10')	Highest closing bid-ask mean price during each fiscal quarter		

Fiscal Quarters		Price
a)	7/1/06-9/30/06	$ 0.49
b)	10/1/06-12/31/06	$ 0.45
c)	1/31/07-3/31/07	$ 0.50
d)	4/1/07-6/30/07	$ 0.53
Avg for four (4) quarter		$ 0.49

(11')	(9') X (10')	$ 17,237,500	
(12')	(11') - (6)	$ 6,387,500	
(13')	(12') X (7) (Calculated amount to be placed in escrow in second year)		$ 191,625
(14')	(8) + (13') (New Cmulative Escrow Amount)		$ 321,525
(15')	(8) (Bonus Distribution = Initial year's escrowed amount)		$ 129,900
(16')	Residual Bonus Escrow Amount -second year (Note: This amount will be available for distribution at the end of the third year subject to the above calculations)		$ 191,625

DA